Exhibit 99.1

UDR Announces Appointment of New Director
Denver, CO. (February 10, 2016) - UDR, Inc. (the "Company") (NYSE: UDR), a leading multifamily real estate investment trust, today announced the appointment of a new member to its Board of Directors, Clint McDonnough, effective February 4, 2016. With the addition of this new independent director, the Company’s Board will total 10 members, 9 of which are independent.
“We are very pleased to have Clint join our Board,” said Jim Klingbeil, Chairman of the Company’s Board of Directors. Mr. Klingbeil continued, “Clint possesses significant expertise in audit and assurance, assessing the most critical financial and reporting standards, as well as extensive leadership as the Managing Partner of a Big-4 public accounting firm. I am confident that Clint will be a vital contributor toward our continued long-term success.”
Mr. McDonnough, age 60, served 38 years for Ernst & Young LLP before retiring in June, 2015. In his role as Office Managing Partner for Dallas, TX, he was responsible for leading all day-to-day practice operations in one of the firm’s largest markets. Prior to serving as the Office Managing Partner, Mr. McDonnough was the firm’s Managing Partner of Assurance & Advisory Business Services for the Southwest Area practice. Mr. McDonnough also served as the firm’s National Director of Real Estate Advisory Services, creating a unified national real estate consulting practice and was focused on development and implementation of new services. Mr. McDonnough is the chairman for The Dallas Citizens Council and serves on the Board of the Dallas Education Foundation, Methodist Health System, Dallas Regional Chamber and Education Committee, the Development Board for the University of Texas at Dallas, the Dallas Community College Board and the CEO Advisory Council for the Dallas Arboretum and Botanical Society.
About UDR, Inc.
UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of December 31, 2015, UDR owned or had an ownership position in 50,646 apartment homes including 3,222 homes under development. For over 43 years, UDR has delivered long-term value to shareholders, the best standard of service to residents and the highest quality experience for associates. Additional information can be found on the Company's website at ir.udr.com.

Contact: UDR, Inc.
Shelby Noble
snoble@udr.com
720-922-6082